                                                                               .
                                                                               .
                                                                               .



                                                                      EXHIBIT 11


                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



(in thousands, except per share amounts)                                      RESTATED
                                                              2004              2003*            2002*
                                                          ------------      ------------     ------------

BASIC EARNINGS PER SHARE COMPUTATION:
Net income available to common shareholders               $     23,220      $     11,962     $     70,720
Less: Income (loss) from discontinued operations                (2,915)            4,412           39,976
                                                          ------------      ------------     ------------
                                                          $     26,135      $      7,550     $     30,744
                                                          ============      ============     ============

Weighted-average common shares outstanding                      41,981            40,903           38,277

Basic earnings per share from continuing operations       $       0.62      $       0.18     $       0.80
                                                          ============      ============     ============

DILUTED EARNINGS PER SHARE COMPUTATION:
Net income available to common shareholders               $     23,220      $     11,962     $     70,720
Less: Income (loss) from discontinued operations                (2,915)            4,412           39,976
Plus: Convertible preferred stock                                   --                --            1,988
                                                          ------------      ------------     ------------
                                                          $     26,135      $      7,550     $     32,732
                                                          ============      ============     ============

Weighted-average common shares outstanding                      41,981            40,903           38,277
Assumed conversion of convertible preferred stock                   --                --            1,992
Assumed exercise of stock options                                  254               184              740
                                                          ------------      ------------     ------------
Weighted-average diluted shares outstanding                     42,235            41,087           41,009
                                                          ============      ============     ============

Diluted earnings per share from continuing operations     $       0.62      $       0.18     $       0.80
                                                          ============      ============     ============

*  Reflects voluntary early adoption of EITF No. 04-06.